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                                                                    Exhibit 23.2

                        Consent of Arthur Andersen LLP

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference of our reports dated November 5, 1999, included in Technical Communication's Corporation's Annual Report on Form 10-K for the year ended October 2, 1999, into the Company's previously filed Registration Statement No. 33-46890 on Form S-8 and Registration Statement No. 33-34443 on Form S-8. It should be noted that we have not audited any financial statements of the company subsequent to October 2, 1999 or performed any audit procedures subsequent to the date of our report.


/s/ Arthur Andersen LLP


Boston, Massachusetts
December 28, 2000